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                                                                     EXHIBIT 5.1

                               NOVEMBER 13, 1996

HealthPlan Services Corporation
3501 Frontage Road
Tampa, Florida 33607

Gentlemen:

     At your request, we have acted as counsel for HealthPlan Services Corporation, a Delaware corporation (the "Company"), in the preparation of a Registration Statement on Form S-4 (the "Registration Statement") relating to the proposed issuance of up to 1,518,448 shares of the Company's Common Stock, $.01 par value per share ("Common Stock"), in connection with the acquisition by the Company of Health Risk Management, Inc., a Minnesota corporation.

     In connection with the preparation of the Registration Statement, we have examined originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant under the circumstances.

     On the basis of the foregoing, it is our opinion that:

          1. The Company is duly organized and incorporated and is validly existing under the laws of the State of Delaware, with an authorized capitalization consisting of 100,000,000 shares of Common Stock, $.01 par value per share, and 20,000,000 shares of Preferred Stock, $.01 par value per share.

          2. The issuance of the shares of Common Stock pursuant to the terms and provisions of the Merger Agreement described in the Registration Statement has been duly authorized by the Board of Directors of the Company and, when such shares are issued in accordance with the provisions thereof after satisfaction of the conditions contained therein, will be legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the use of our name under the heading "Legal Matters" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof.

                                          Very truly yours,

                                          FOWLER, WHITE, GILLEN, BOGGS,
                                          VILLAREAL AND BANKER, P.A.